CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-8, of our report dated April 15, 2004, relating to the consolidated financial statements of Banyan Corporation and subsidiaries, which contains an explanatory paragraph that describes substantial doubt about the Company’s ability to continue as a going concern. However, we were dismissed by the Company on September 1, 2004 and we have not performed any auditing, review or accounting services subsequent to the audit of the December 31, 2003 consolidated financial statements.

/s/ GHP Horwath P.C.

Denver, Colorado
August 19, 2005